Exhibit 10.71

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED: AUGUST 20, 2003

BY AND BETWEEN

WESTERN SIERRA BANCORP

AND

AUBURN COMMUNITY BANCORP

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This Agreement and Plan of Reorganization and Merger (the “Agreement”) is entered into as of August 20, 2003 by and between Western Sierra Bancorp, a California corporation (“Western”), and Auburn Community Bancorp, a California corporation (“Auburn”).

RECITALS:

WHEREAS, the respective Boards of Directors of Auburn and Western have determined that it is in the best interests of Auburn and Western and their respective shareholders for Auburn to be merged with Western, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code and other applicable laws;

WHEREAS, Auburn Community Bank (“AC Bank”) is a wholly-owned subsidiary of Auburn;

WHEREAS, each of the Boards of Directors of Auburn and Western have approved this Agreement and the transactions contemplated hereby;

WHEREAS, Auburn’s Board of Directors has resolved to recommend approval of the Merger of Auburn and Western to its shareholders; and

WHEREAS, upon the consummation of the Merger of Auburn with Western, AC Bank shall become a wholly-owned subsidiary of Western.

NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, Auburn and Western hereby agree as follows:

ARTICLE 1.  DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“AC Bank” shall mean Auburn Community Bank.

“Acquisition Event” shall mean any of the following:

(a)                                  Auburn’s Board of Directors shall have approved or Auburn shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than Western or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below).  As used herein, the term “Acquisition Transaction” shall mean (i) a merger, consolidation or similar transaction involving Auburn, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of Auburn or any asset or assets of Auburn the disposition or lease of which would result in a material change in the business or business operations of Auburn, a transfer of any shares of stock or other securities of Auburn by Auburn, or a material change in the assets, liabilities or results of operations or the future prospects of Auburn, including, but not limited to a grant of an option entitling any Person to acquire any shares of stock of Auburn or any assets material to the business of Auburn; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by Auburn (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Auburn Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of Auburn Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of Auburn; or

(b)                                 Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director-Shareholder Agreement) shall have increased the number of shares of Auburn Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 1% of the then outstanding shares of Auburn Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 5% of the outstanding shares of Auburn Common Stock, or (ii) any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 5% of the then outstanding shares of Auburn Common Stock.

“Acquisition Proposal” shall have the meaning given such term in Section 6.2.5.

“Affected Party” shall have the meaning given to it in Section 5.7.

“Affiliate” or “affiliate” shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate Agreements” shall have the meaning given to such term in Section 5.3.3.

“Auburn” shall mean Auburn Community Bancorp.

“Auburn Collateralizing Real Estate” shall have the meaning given such term in Section 3.23.1.

“Auburn Common Stock” shall mean the common stock, no par value, of Auburn.

“Auburn Documents” shall have the meaning given to such term in Section 3.6.2.

“Auburn Fairness Opinion” shall have the meaning given to such term in Section 7.3.6.

“Auburn Filings” shall have the meaning given such term in Section 3.6.1.

“Auburn Financial Statements” shall have the meaning given to such term in Section 3.7.3.

“Auburn Material Adverse Event” shall have the meaning given such term in Section 8.1.8.

“Auburn Properties” shall have the meaning given such term in Section 3.23.1.

“Auburn Stock Options” shall mean any options to purchase any shares of Auburn Common Stock or any other Equity Securities of Auburn granted on or prior to the Effective Time, whether pursuant to the Auburn Stock Option Plan or otherwise.

“Auburn Stock Option Plan” shall mean Auburn’s written Stock Option Plan as described in Schedule 3.5 and 3.24 hereto.

“Auburn Superior Proposal” shall have the meaning set forth in Section 6.2.5.

“Average Closing Price” shall mean the average of the daily closing price of a share of Western Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

“Benefit Arrangement” shall have the meaning given such term in Section 3.21.4.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

“California Corporations Code” shall mean the General Corporation Law of the State of California, as amended from time to time.

“CDFI” shall mean the California Department of Financial Institutions.

“Certificates” shall have the meaning given to such term in Section 2.6.4.

“Chapter 13” shall have the meaning given to such term in Section 2.7.

“Classified Assets” shall have the meaning given to such term in Section 6.1.15.

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“Closing Schedules” shall have the meaning given to such term in Section 5.7.

“Conversion Rate of Stock Options” shall have the meaning given to such term in Section 2.5.

“Default” shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

“Determination Date” shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

“Director-Shareholder Agreement” shall have the meaning given such term in Section 7.2.9.

“Dissenters’ Set Aside” shall have the meaning given such term in Section 2.6.1 (a).

“Dissenting Shares” shall mean shares of Auburn Common Stock or Western Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (b) of Section 1300 of the California Corporations Code.

“Dissenting Shareholder Notices” shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of Section 1301 of the California Corporations Code.

“Effective Time” shall have the meaning given such term in Section 2.1.

“Employee Plan” shall have the meaning given such term in Section 3.21.3.

“Environmental Laws” shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

“Equity Securities” shall have the meaning given to such term in the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare or such other Person as Western shall have appointed to perform the duties set forth in Section 2.6.1 (a).

“Exchange Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Auburn Common Stock or Western Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of Auburn Common Stock or Western Common Stock.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Entity” shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

“Hazardous Substances” shall have the meaning given such term in Section 3.23.4.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Knowledge” shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of Auburn or Western.

“Last Regulatory Approval” shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

“Material Adverse Effect” shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Agreement” shall have the meaning given to such term in Section 2.1.

“No Election Shareholder” shall have the meaning given to such term in Section 2.6.2 (c).

“OREO” shall have the meaning given such term in Section 3.13.

“Perfected Dissenting Shares” shall mean Dissenting Shares as to which the recordholder has made demand on Auburn in accordance with Paragraph (b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

“Persons” or “persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

“Proxy Statement/Prospectus” shall have the meaning given to such term in Section 3.7.2.

“Registration Statement” shall have the meaning given to such term in Section 3.7.2.

“Regulatory Authority” shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1.2.

“Returns” shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term “Return” means any one of the foregoing Returns.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any corporation (the “parent”), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1.

“Taxes” shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Tax Filings” shall mean any applications, reports, statements or other Returns required to be filed with any local, state or federal Governmental Entity before the Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

“Tender Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of Auburn Common Stock or Western Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of Auburn or Western.

“Understanding” shall have the meaning set forth in Section 6.1.5.

“Voting Securities” or “Voting Stock” shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

“Western” shall mean Western Sierra Bancorp.

“Western Common Stock” shall mean the common stock, no par value per share, of Western.

“Western Documents” shall have the meaning given to such term in Section 4.5.2.

“Western Filings” shall have the meanings given such term in Section 4.5.1.

“Western Financial Statements” shall mean the financial statements of Western for the year ended December 31, 2002.

“Western Material Adverse Event” shall have the meaning given to such term in Section 8.1.9

“Western Stock Plans” shall have the meaning set forth in Section 4.4.

ARTICLE 2.  THE MERGER

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, Auburn shall be merged with Western, with Western being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the “Merger Agreement”) and in accordance with the applicable provisions of the California Corporations Code (the “Merger”).  The closing of the Merger (the “Closing”) shall take place at a location and time and Business Day to be designated by Western and reasonably concurred to by Auburn (the “Closing Date”) which shall not, however, be later than thirty (30) days after receipt of the Last Regulatory Approval and expiration of all applicable waiting periods.  The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California.  When used in this Agreement, the term “Effective Time” shall mean the time of filing of the Merger Agreement with the Secretary of State, and “Surviving Corporation” shall mean Western.

Section 2.2  Effect of Merger.  By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Auburn and Western shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Auburn and Western, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Auburn and Western immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either Auburn or Western shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Auburn and Western shall be preserved unimpaired and all debts, liabilities and duties of Auburn and Western shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

Section 2.3  Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Western in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended, and the name of the Surviving Corporation shall be “Western Sierra Bancorp.”

Section 2.4  Conversion of  Western Stock.  The authorized and issued capital stock of Western immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of Western shall remain as the common stock of the Surviving Corporation.

Section 2.5  Auburn Stock Options.  Prior to the Effective Time, Auburn shall make arrangements satisfactory to Western for the cancellation of 4,000 of the Auburn Stock Options and the delivery of an agreement between Auburn and each Option Holder of those 4,000 Auburn Stock Options, canceling such Option Holder’s Auburn Stock Options in return for receipt immediately preceding the Effective Time of the difference between the exercise price of the option and the Per Share Merger Consideration.  In addition, as of the Effective Time, the outstanding rights with respect to the remaining Auburn Stock Options for 5,000 shares of Auburn Common Stock pursuant to stock options under the Auburn Stock Option Plan  shall be converted into and become equivalent rights with respect to Western Common Stock determined by dividing the Per Share Merger Consideration by the Average Closing Price (the “Conversion Rate of Stock Options”) with a corresponding adjustment in the option price, and Western shall assume each of those 5,000 Auburn Stock Options in accordance with the terms of the Auburn Stock Option Plans and the stock option agreement by which it is evidenced.

Section 2.6  Exchange Amount; Conversion of Auburn Common Stock.

2.6.1  Conversion of Auburn Common Stock.

At the Effective Time the conversion of each outstanding share of Auburn Common Stock shall proceed as follows:

The terms used in this provision shall have the following meanings:

Initial Cash Component shall mean $7,500,000 in cash.

Initial Stock Component shall mean 350,000 shares of Western Common Stock.

Adjusted Cash Component shall mean the Initial Cash Component plus or minus the adjustment pursuant to Section 2.6.1 (c), if any.

Adjusted Stock Component shall mean the Initial Stock Component plus the adjustment pursuant to Section 2.6.1 (d), if any.

Adjusted Value of the Stock Component shall mean the Adjusted Stock Component multiplied by the Average Closing Price.

Adjusted Merger Consideration shall mean the sum of: (x) the Adjusted Cash Component, plus (y) the Adjusted Value of the Stock Component.

Pro Forma Shares shall mean the sum of all outstanding shares of Auburn Common Stock, issued and outstanding immediately prior to the Effective Time.

Adjusted Per Share Merger Consideration shall mean the Adjusted Merger Consideration divided by the Pro Forma Shares.

Remaining Adjusted Cash Component shall mean the remainder of (x) the Adjusted Cash Component, minus (y) cash equal to the Adjusted Per Share Merger Consideration multiplied by the total number of Perfected Dissenting Shares.

Adjusted Value of the Per Share Stock Component shall mean the Adjusted Value of the Stock Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

Remaining Adjusted Per Share Cash Component shall mean the Remaining Adjusted Cash Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

Per Share Merger Consideration shall mean the combined value of the Adjusted Value of the Per Share Stock Component and the Remaining Adjusted Per Share Cash Component as of the Effective Time.

(a)  Western shall deliver to the Exchange Agent the Adjusted Stock Component and the Remaining Adjusted Cash Component.  Each share of Auburn Common Stock, (except for Perfected Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 hereof, be converted into the right to receive cash, Western Common Stock, or a combination thereof.  Western shall set aside, in cash out of the Adjusted Cash Component, for each Perfected Dissenting Share the Adjusted Per Share Merger Consideration (the “Dissenters’ Set Aside”).

(b)  The holders of certificates formerly representing shares of Auburn Common Stock shall cease to have any rights as shareholders of Auburn, except such rights, if any, as they may have pursuant to the California Corporations Code.  Except as provided above, until certificates representing shares of Auburn Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(c)  If the Average Closing Price remains between $30.00 and $34.00, there will be no adjustment to the Initial Cash Component.  If the Average Closing Price is less than $30.00, then Western will increase the Initial Cash Component by an amount, up to $1,000,000, equal to $18,000,000 minus the sum of the Initial Cash Component and the Adjusted Value of the Stock Component.  If the Average Closing Price is greater than $34.00, Western will subtract from the Initial Cash Component an amount, up to $1,000,000, equal to the sum of the Initial Cash Component and Adjusted Value of the Stock Component minus $19,400,000.

(d)  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Western Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Initial Stock Component.

2.6.2  Cash/Stock Election.

The terms used in this provision shall have the following meanings:

Cash/Stock Election shall mean the process described herein by which each Auburn shareholder other than a holder of Perfected Dissenting Shares shall be permitted to state a preference to receive all cash or all stock or cash and/or stock in exchange for his or her shares of Auburn Common Stock.

Stock Elector shall mean an Auburn shareholder who has timely submitted the proper form expressing a request to receive all shares of Western Common Stock as his or her Per Share Merger Consideration.

Cash Elector shall mean an Auburn shareholder who has timely submitted the proper form expressing a request to receive all cash as his or her Per Share Merger Consideration.

Cash/Stock Elector shall mean an Auburn shareholder who has timely submitted the proper form expressing a request to receive cash and/or shares of Western Common Stock as his or her Per Share Merger Consideration.

(a)  Each Auburn shareholder other than a holder of Perfected Dissenting Shares may state a preference to receive his or her Per Share Merger Consideration in any of the following: (x) all shares of Western Common Stock; (y) all cash; or (z) cash and/or shares of Western Common Stock.  The Adjusted Merger Consideration shall be allocated in accordance with the following provisions of this Section 2.6.2.

(b)  The Cash/Stock Election is subject to the limitation that the aggregate shall not exceed the Remaining Adjusted Cash Component and the Adjusted Stock Component.  Shares of Western Common Stock paid pursuant to the Cash/Stock Election shall be valued at the Average Closing Price.

(c)  First, the election of the Stock Electors shall be fulfilled by providing to each Stock Elector for each share of Auburn Common Stock he or she owns the Per Share Merger Consideration in shares of Western Common Stock from the Adjusted Stock Component.  If the elections of all of the Stock Electors cannot be fulfilled, then the Adjusted Stock Component shall be divided among the Stock Electors pro rata by the number of shares of their Auburn Common Stock, and each Stock Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Auburn Common Stock which is not converted into shares of Western Common Stock and all other shareholders will only receive cash.

If there are any shares of Western Common Stock remaining from the Adjusted Stock Component after payment to the Stock Electors, then each Cash/Stock Elector shall receive for each share of Auburn Common Stock he or she owns the Per Share Merger Consideration in shares of Western Common Stock.  In the event there are insufficient shares of Western Common Stock available to pay all the Cash/Stock Electors in full with shares of Western Common Stock, then the left over Adjusted Stock Component shall be divided among the Cash/Stock Electors pro rata by the number of shares of their Auburn Common Stock and each such Cash/Stock Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Auburn Common Stock which is not converted into shares of Western Common Stock and all other shareholders will only receive cash.

If there are any shares of Western Common Stock remaining after payment to the Stock Electors and Cash/Stock Electors, then, each holder of Auburn Common Stock other than a holder of Perfected Dissenting Shares that makes no election or an improper election (“No Election Shareholder”) shall receive for each share of Auburn Common Stock he or she owns the Per Share Merger Consideration in shares of Western Common Stock.  In the event there are insufficient shares of Western Common Stock available to pay all the No Election Shareholders in full with shares of Western Common Stock, then the left over Adjusted Stock Component shall be divided among the No Election Shareholders pro rata by the number of shares of their Auburn Common Stock and each such No Election Shareholder shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Auburn Common Stock which is not converted into shares of Western Common Stock and all other shareholders will only receive cash.

If there are any shares of Western Common Stock remaining after payment to the Stock Electors, Cash/Stock Electors and the No Election Shareholders, then the left over Adjusted Stock Component shall be divided among the Cash Electors pro rata by the number of shares of their Auburn Common Stock and each such Cash Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Auburn Common Stock which is not converted into shares of Western Common Stock.

(d)  An Auburn shareholder may not make a Cash/Stock Election until after the Effective Time and need not make a Cash/Stock Election at all.  Promptly following the Effective Time, Western shall send to each Auburn shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election, as desired.

(e)  The Cash/Stock Election, if made, must be made by the Auburn shareholder and received by the Exchange Agent within 30 calendar days following the Effective Time (the “Election Deadline”) for all shares held in the name of the Auburn shareholder (the “Effective Election Statement”).  An Auburn shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held.  However, holders whose shares are represented by one or more certificates may make only one Cash/Stock Election for each such certificate.

(f)  Auburn shareholders who make Cash/Stock Elections have no assurance that they will receive all cash or all stock or any specific proportion thereof.

2.6.3  Reservation of Shares.  Prior to the Effective Time, the Board of Directors of Western shall reserve for issuance a sufficient number of shares of Western Common Stock for the purpose of issuing its shares to the shareholders of Auburn in accordance herewith.

2.6.4  Exchange of Auburn Common Stock.

(a)  As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of Auburn Common Stock (“Certificates”) shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Western shall deliver or cause to be delivered to such holders.  Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Western or the Exchange Agent.

(b)  After the Effective Time, each holder of a Certificate that surrenders such Certificate to Western or the Exchange Agent will, upon acceptance thereof by Western or the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 2.6.2.

(c)  Western or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Western or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Western or the Exchange Agent may reasonably require.

(d)  Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to Western or the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

(e)  After the Effective Time, holders of Certificates shall cease to have rights with respect to the Auburn Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration.  At the Effective Time, Auburn shall deliver a certified copy of a list of its shareholders to Western or the Exchange Agent.  After the Effective Time, there shall be no further transfer of Certificates on the records of Auburn, and if such Certificates are presented to Auburn for transfer, they shall be canceled against delivery of the Per Share Merger Consideration.  Western shall not be obligated to deliver any Per Share Merger Consideration to any holder of Auburn Common Stock until such holder surrenders the Certificates as provided herein.  No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Western Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Western Common Stock, at which time such dividends on whole shares of Western Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored.  Certificates surrendered for exchange by any person constituting an “affiliate” of Auburn for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”) shall not be exchanged for certificates representing Western Common Stock until Western has received a written agreement from such person as specified in Section 5.3.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Auburn Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Western and the Exchange Agent shall be entitled to rely upon the stock transfer books of Auburn to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Western or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)  If any Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Western or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Western or the Exchange Agent that such tax has been paid or is not applicable.

(g)  In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Western or the Exchange Agent an affidavit stating such fact, in form satisfactory to Western, and, at Western’s discretion, a bond in such reasonable sum as Western or the Exchange Agent may direct as indemnity against any claim that may be made against Western or Auburn or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.  Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

2.6.5  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Western Common Stock shall be issued in the Merger.  Each holder who otherwise would have been entitled to a fraction of a share of Western Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

2.7 Dissenters’ Rights.  Shares of Auburn Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Chapter 13 of the California Corporations Code (“Chapter 13”) and have timely filed with Auburn a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to Section 1302 of Chapter 13, are herein called “Dissenting Shares.”  Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters’ rights under Chapter 13 (“Perfected Dissenting Shares”), shall not be converted pursuant to Section 2.6 but the holders thereof shall be entitled only to such rights as are granted by Chapter 13.  Each holder of Perfected Dissenting Shares who is entitled to payment for his or her Auburn Common Stock pursuant to the provisions of Chapter 13 shall receive payment therefor from Western (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

If any holder of Dissenting Shares has effectively withdrawn or lost his or her dissenter’s rights under Chapter 13 prior to the Election Deadline, an Effective Election Statement  submitted with respect to such shares will be given effect in the same manner as other Effective Election Statements but if no Effective Election Statement is submitted, such shares will be treated as No Election Shares.  If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights under Chapter 13 after the Election Deadline, the Dissenting Shares owned by such holder shall be treated as No Election Shares.

Section 2.8  Board of Directors of Western and AC Bank following the Effective Time.  At the Effective Time, Jan T. Haldeman, or another director of Auburn if Mr. Haldeman is unable to serve, shall be appointed as a director of Western to serve until the next annual meeting of shareholders of Western and until such successors are elected and qualified.  At the Effective Time, the then existing Board of Directors of AC Bank shall total nine directors with the seven existing directors of AC Bank and two persons to be selected by Western.  The Chairman of the Board of Western shall be an attendee of the Board of Directors of AC Bank and all committees of the Board of Directors of AC Bank.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF AUBURN

Auburn represents and warrants to Western as follows (it being understood that all references to Auburn relative to the period on or before February 14, 2003 shall be deemed to refer to AC Bank where appropriate in the context):

Section 3.1  Organization; Corporate Power; Etc.  Auburn is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  Auburn is a bank holding company registered under the BHCA.  Each of Auburn’s Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Auburn taken as a whole or the ability of Auburn to consummate the transactions contemplated by this Agreement.  Auburn has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, Auburn will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.  Auburn is the sole shareholder of AC Bank.  AC Bank is a California state-chartered bank authorized by the CDFI to conduct a general banking business in California.  AC Bank is not a member of the Federal Reserve System.  AC Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by law.  Neither the scope of business or Auburn, or any Subsidiary of Auburn, including AC Bank, nor the location of any of their respective properties, requires that Auburn or any of its respective Subsidiaries be licensed or qualified to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on Auburn taken as a whole.

Section 3.2  Licenses and Permits.  Except as disclosed on Schedule 3.2, Auburn and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Auburn or on the ability of Auburn to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of Auburn, and those of its Subsidiaries, including AC Bank, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

Section 3.3  Subsidiaries.  Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which Auburn owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

Section 3.4  Authorization of Agreement; No Conflicts.

3.4.1  The execution and delivery of this Agreement and the Merger Agreement by Auburn, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Auburn, subject only to the approval of this Agreement, the Merger Agreement and the Merger by Auburn’s shareholders.  This Agreement has been duly executed and delivered by Auburn and constitutes a legal, valid and binding obligation of Auburn, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of Auburn, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

3.4.2  Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Auburn, or except for the necessity of obtaining Requisite Regulatory Approvals, and the approval of the shareholders of Auburn, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Auburn or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Auburn, or on Western following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Merger Agreement by Auburn or the performance by Auburn of its obligations hereunder and thereunder, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the Secretary of the State of California; and (c) Tax Filings.

Section 3.5  Capital Structure .  The authorized capital stock of Auburn consists of 10,000,000 shares of Auburn Common Stock, no par value per share.  On the date of this Agreement, 62,958 shares of Auburn Common Stock were outstanding and 9,000 shares of Auburn Common Stock were reserved for issuance pursuant to outstanding Auburn Stock Options under the Auburn Stock Option Plan.  All outstanding shares of Auburn Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  Except for the Auburn Stock Options described on Schedule 3.5 to this Agreement, Auburn does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Auburn is a party or by which it is bound obligating Auburn to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Auburn or obligating Auburn to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 3.6  Auburn Filings.

3.6.1  Since January 1, 2000, Auburn and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the CDFI; (c) the FDIC; and (d) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings, and all reports sent to Auburn’s shareholders during the three-year period ended December 31, 2002 (whether or not filed with any Regulatory Authority), are collectively referred to as the “Auburn Filings.”  Except to the extent prohibited by law, copies of the Auburn Filings have been made available to Western.  As of their respective filing or mailing dates, each of the past Auburn Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Auburn Financial Statements, together with the financial statements contained in the Auburn Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of Auburn as of the dates thereof and the results of its operations, cash flows and changes in shareholders’ equity for the periods then ended.

3.6.2  Auburn, or AC Bank, as the case may be, has filed each report, schedule and amendments to each of the foregoing since January 1, 2000 that Auburn or AC Bank was required to file with the Federal Reserve Bank, the CDFI or the FDIC (the “Auburn Documents”), all of which have been made available to Western.  As of their respective dates, the Auburn Documents complied in all material respects with the applicable requirements of the BHCA, the California Financial Code and the FDIC Rules and Regulations, as the case may be, and the rules and regulations of the Federal Reserve Bank, the CDFI and the FDIC thereunder applicable to such Auburn Documents, and none of the Auburn Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Auburn included in the Auburn Filings comply in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the Federal Reserve Bank, the CDFI or the FDIC (as applicable) with respect thereto, and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by regulations of the Federal Reserve Bank, the CDFI or the FDIC) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of Auburn as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

Section 3.7  Accuracy of Information Supplied.

3.7.1  No representation or warranty of Auburn contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Auburn or any of its Subsidiaries, including AC Bank, to Western in connection herewith and none of the information supplied or to be supplied by Auburn or its Subsidiaries, including AC Bank, to Western hereunder to the best of Auburn’s Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7.2  None of the information supplied or to be supplied by Auburn or relating to Auburn and approved by Auburn which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Western in connection with the issuance of shares of Western Common Stock in the Merger (including the Proxy Statement of Auburn and the Prospectus of Western (“Proxy Statement/Prospectus”) constituting a part thereof, the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Auburn through the date of the meeting of shareholders of Auburn to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Western Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement/Prospectus (except for such portions thereof that relate only to Western and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.7.3  Auburn has delivered or will deliver to Western copies of: (a) the audited balance sheets of AC Bank as of December 31, 2002, 2001 and 2000 and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants (the “Auburn Financial Statements”), and Auburn will hereafter until the Closing Date deliver to Western copies of additional financial statements of Auburn and its Subsidiaries as provided in Sections 5.1.1(iii) and 6.1.11(iii).  The Auburn Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Auburn and its Subsidiaries, including AC Bank,  as of the respective dates indicated and the results of operations, cash flows and changes in shareholders’ equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, Auburn has delivered or made available to Western copies of all management or other letters delivered to Auburn or AC Bank by its independent accountants in connection with any of the Auburn Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Auburn or AC Bank issued at any time since January 1, 2000, and will make available for inspection by Western or its representatives, at such times and places as Western may reasonably request, reports and working papers produced or developed by such accountants or consultants.

Section 3.8  Compliance with Applicable Laws.  Except as disclosed on Schedule 3.8, to the best of Auburn’s Knowledge the respective businesses of Auburn and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Auburn, or Western at or following the Effective Time.  Except as set forth in Schedule 3.8, to the Knowledge of Auburn no investigation or review by any Governmental Entity with respect to Auburn or AC Bank is pending or threatened, nor has any Governmental Entity indicated to Auburn or AC Bank an intention to conduct the same.

Section 3.9  Litigation.  Except as set forth in Schedule 3.9, to the Knowledge of Auburn there is no suit, action or proceeding or investigation pending or threatened against or affecting Auburn or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on Auburn or its Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Auburn or any of its Subsidiaries that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Except as disclosed on Schedule 3.9, there are no facts or circumstances to the Knowledge of Auburn that could reasonably be expected to give rise to any material suit, action or proceeding against Auburn.  Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Auburn or any of its Subsidiaries is a named party of which Auburn has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Auburn’s prior business practices.

Section 3.10  Agreements with Banking Authorities.  Neither Auburn nor any Subsidiary of Auburn is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

Section 3.11  Insurance.  Auburn and its Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets.  Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by Auburn or any Subsidiary.  None of Auburn or any of its Subsidiaries is in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion.  Auburn and its Subsidiaries have filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

Section 3.12  Title to Assets other than Real Property.  Each of Auburn and its respective Subsidiaries has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), it owns or leases, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the Auburn Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not individually in excess of $25,000; and (e) other matters as described in Schedule 3.12.  Materially all such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.  All properties used in Auburn’s operations are reflected in the Auburn Financial Statements to the extent GAAP requires the same to be reflected.

Section 3.13  Real Property.  Schedule 3.13 is an accurate list and general description of all real property owned or leased by Auburn or any of its Subsidiaries, including Other Real Estate Owned (“OREO”).  Each of Auburn and its respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not individually in excess of $25,000 and (d) other matters as described in Schedule 3.13. Auburn and its Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13.  To the best of Auburn’s Knowledge, the activities of Auburn and its Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity.  Except as set forth in Schedule 3.13, Auburn and its Subsidiaries enjoy quiet possession under all real property leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Materially all buildings and improvements on real properties owned or leased by Auburn or any of its Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

Section 3.14  Taxes.

3.14.1  Filing of Returns.  Except as set forth on Schedule 3.14.1, Auburn and its Subsidiaries have duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Auburn and its Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date.  As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon.  Except as set forth on Schedule 3.14.1, no extension of time within which Auburn or any of its Subsidiaries may file any Return is currently in force.

3.14.2  Payment of Taxes.  Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on Auburn or any Subsidiary or for which Auburn or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Auburn or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

3.14.3  Audit History.  Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of Auburn or any Subsidiary currently in progress of which Auburn has Knowledge.  Except as disclosed on Schedule 3.14.3, Auburn and its Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Auburn or any Subsidiary for any period.  Auburn and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Auburn or any Subsidiaries filed for fiscal years ended on or after December 31, 1998 through the Closing Date, nor to the Knowledge of Auburn is there reason to believe that any material deficiency will be assessed.

3.14.4  Statute of Limitations.  Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of Auburn or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax.  No closing agreements or compromises concerning Taxes of Auburn or any Subsidiaries are currently pending.

3.14.5  Withholding Obligations.  Except as set forth on Schedule 3.14.5, Auburn and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

3.14.6  Tax Liens.  There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by Auburn or its Subsidiaries, except for liens for Taxes that are not yet due and payable.

3.14.7  Tax Reserves.  Auburn and its Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed.  The Auburn Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the Auburn Financial Statements and all periods prior thereto.

3.14.8  IRC Section 382 Applicability.  None of Auburn or any of its Subsidiaries, including any party joining in any consolidated return to which Auburn is a member, underwent an “ownership change” as defined in IRC Section 382(g) within the “testing period” (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

3.14.9  Disclosure Information.  Within 45 days of the date of this Agreement, Auburn will deliver to Western a schedule setting forth the following information with respect to Auburn and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) Auburn’s basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Auburn; and (c) the amount of any deferred gain or loss allocable to Auburn and arising out of any deferred intercompany transactions.

Section 3.15  Performance of Obligations.  Auburn and its Subsidiaries have performed all material obligations required to be performed by them to date and none of Auburn or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Auburn or its Subsidiaries.  To Auburn’s Knowledge, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom Auburn or any of its Subsidiaries has an agreement that is of material importance to the businesses of Auburn or its Subsidiaries is in default thereunder.

Section 3.16  Loans and Investments.  Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of Auburn or its Subsidiaries, including AC Bank,  are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Except as described on Schedule 3.16, as of June 30, 2003, no loans or investments held by Auburn or any Subsidiary, including AC Bank are:  (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as “loss,” “doubtful,” “substandard” or “specially mentioned” by AC Bank or any banking regulators; or (iii) on a nonaccrual status in accordance with AC Bank’s loan review procedures.  Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits.  All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by Auburn or AC Bank to any Affiliates of Auburn or AC Bank are disclosed on Schedule 3.16.  For outstanding loans or extensions of credit where the original principal amounts are in excess of $50,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to Auburn or any Subsidiary, including AC Bank, and to Auburn’s Knowledge, is still in full force and effect.

Section 3.17  Brokers and Finders.  Except as set forth on Schedule 3.17, none of Auburn or any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.  Auburn agrees to indemnify and hold harmless Western and its affiliates, and to defend with counsel selected by Western and reasonably satisfactory to Auburn, from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section 3.17.

Section 3.18  Contracts.  (a) Schedule 3.18(a) to this Agreement contains a complete and accurate written list of all agreements, obligations or understandings, written and oral (each a “Contract” and collectively, the “Contracts”), each involving payments or value in excess of $25,000, to which Auburn or any Subsidiary is a party as of the date of this Agreement (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Western prior to the execution of this Agreement), except for loans and other extensions of credit made by Auburn or AC Bank in the ordinary course of its business and those items specifically disclosed in the Auburn Financial Statements.

(b) Schedule 3.18(b) contains a true and complete list of Contracts not terminable by Western upon 30 days (or less) notice by Western without penalty of at least $5,000 or obligation to make payments totaling at least $5,000 based on such termination.

(c) Each Contract required to be disclosed in Section 3.18(a) constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to Auburn’s Knowledge, no other party to such Contract, is nor has received notice that it is, in violation or breach of or default under any such Contract, or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract.

(d) Auburn is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, or (ii) contains any covenant or other provision that limits Auburn’s or Western’s ability to compete with any Person in a line of business or in any area or territory.

Section 3.19  Absence of Material Adverse Effect.  Since January 1, 2003, the respective businesses of Auburn and its Subsidiaries, including AC Bank, have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to Auburn’s Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Auburn.

Section 3.20  Undisclosed Liabilities.  Except as disclosed on Schedule 3.20, none of Auburn or any of its Subsidiaries to Auburn’s Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Auburn and its Subsidiaries and that have not been:  (a) reflected or disclosed in the Auburn Financial Statements; or (b) incurred subsequent to December 31, 2002 in the ordinary course of business.  Auburn has no Knowledge of any basis for the assertion against Auburn, or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Auburn that is not fully and fairly reflected and disclosed in the Auburn Financial Statements or on Schedule 3.20.

Section 3.21  Employees; Employee Benefit Plans; ERISA.

3.21.1  All material obligations of Auburn or its Subsidiaries for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the Auburn Financial Statements and paid when due.  All material obligations of Auburn or its Subsidiaries, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the Auburn Financial Statements for the periods covered thereby and paid when due.  Except as set forth on Schedule 3.21.1, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Auburn, attempts to unionize or controversies threatened between Auburn or any Subsidiary or Affiliate and or relating to, any of their employees that are likely to have a Material Adverse Effect on Auburn and its Subsidiaries, taken as a whole.  None of Auburn or any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, none of Auburn or any Subsidiary is a party to a written employment contract with any of their respective employees and there are no understandings with respect to the employment of any officer or employee of Auburn or any Subsidiary which are not terminable by Auburn or such Subsidiary without liability on not more than thirty (30) days’ notice.  Except as disclosed in the Auburn Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents.  Except as set forth on Schedule 3.21.1, no director, officer or employee of Auburn or any Subsidiary is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement.  To Auburn’s Knowledge, Auburn and its Subsidiaries have materially complied with all applicable federal and state statutes and regulations which govern workers’ compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

3.21.2 Auburn has delivered as Schedule 3.21.2 a complete list of:

(a)                                  All current employees of Auburn or any of its Subsidiaries together with each employee’s tenure with Auburn or such Subsidiary, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

(b)                                 All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active Employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

3.21.3  Except as disclosed on Schedule 3.21.3, none of Auburn or any of its Subsidiaries maintains, administers or otherwise contributes to any “employee benefit plan,” as defined in Section 3(3) of  ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of Auburn or any of its Subsidiaries (any such plan being herein referred to as an “Employee Plan”).  True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to Western, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of Auburn or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan.  None of the Employee Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as covered in Section 412(c) of the IRC, and none of Auburn or any of its Subsidiaries has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years.

None of the Employee Plans of Auburn or any of its Subsidiaries is, or for the last five years has been, subject to Title IV of ERISA.  Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and none of Auburn or any of its Subsidiaries is aware of any fact which has occurred which would cause the loss of such qualification or exemption.  Except as disclosed in Schedule 3.21.3, there are no Employee Plans or Benefit Arrangements as to which, after the Closing, Western will be required to make any contributions or with respect to which Western shall have any material obligation or liability on behalf of any of the current employees of Auburn, or which Western will not be able to terminate prior to or immediately after the Closing in accordance with their terms and ERISA.

3.21.4  Except as disclosed in Schedule 3.21.4, none of Auburn or any of its Subsidiaries maintains (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of Auburn or any of its Subsidiaries or for any class or classes of such directors, officers or employees.  Except as disclosed in Schedule 3.21.4, none of Auburn or any of its Subsidiaries maintains any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of Auburn or any of its Subsidiaries, whether active or retired, or for any class or classes of such directors, officers or employees.  Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to Western, shall be herein referred to as a “Benefit Arrangement.”

3.21.5  All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, materially comply with or will be amended to materially comply with applicable legal requirements.  None of Auburn or any of its Subsidiaries, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject Auburn or any of its Subsidiaries or Western to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each “plan official” within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to Auburn’s Knowledge, no employee of Auburn or any Subsidiary, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject Auburn or any of its Subsidiaries to liability if Auburn or any such Subsidiary is obligated to indemnify such Person against liability.  Except as disclosed in Schedule 3.21.5, Auburn and its Subsidiaries have not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

3.21.6  Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan.  Except as set forth on Schedule 3.21.6, to Auburn’s Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan which could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

3.21.7  Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

3.21.8  Except as disclosed in Schedule 3.21.8, none of Auburn or any of its Subsidiaries maintains any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by Auburn or any of its Subsidiaries or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Auburn or any Subsidiary or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

3.21.9  There have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, of which Auburn has notice by any employees or by any of the employees performing work for Auburn but provided by an outside employment agency, and there are no facts or circumstances known to Auburn that could reasonably be expected to give rise to such complaint or claim.  Auburn has complied with all material respects with all laws currently applicable to the employment of employees, and Auburn has not received any notice of any claim that it has not complied in any material respect with any laws, ordinances or regulations relating to the employment of employees.

Section 3.22  Powers of Attorney.  No power of attorney or similar authorization given by Auburn or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

Section 3.23  Hazardous Materials.  Except as set forth on Schedule 3.23:

3.23.1  Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of Auburn and its Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the Auburn Properties (as defined below), Auburn and its Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law.  To Auburn’s Knowledge, no material amount of Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 2000, or which is currently or during the past three years was leased, by Auburn or any of its Subsidiaries, including OREO (collectively, the “Auburn Properties”), or to Auburn’s Knowledge, on or in any real property in which Auburn or any of its Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 (“Auburn Collateralizing Real Estate”), except for (i) matters disclosed on Schedule 3.23; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such Auburn Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the Auburn Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against Auburn or any of its Subsidiaries in excess of $25,000 individually or in the aggregate.  To Auburn’s Knowledge, no activity has been undertaken on any of the Auburn Properties since January l, 2000, and to the Knowledge of Auburn no activities have been or are being undertaken on any of the Auburn Collateralizing Real Estate, that would cause or contribute to:

(a)                                  any of the Auburn Properties or Auburn Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

(b)                                 a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

(c)                                  the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the Auburn Property or Auburn Collateralizing Real Estate involved.

3.23.2  To the Knowledge of Auburn, there are not, and never have been, any underground storage tanks located in or under any of the Auburn Properties or the Auburn Collateralizing Real Estate.

3.23.3  None of Auburn or any of its Subsidiaries has received any written notice of, and to the Knowledge of Auburn none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the Auburn Properties or Auburn Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the Auburn Properties or Auburn Collateralizing Real Estate is listed on the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites, or, to the Knowledge of Auburn, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

3.23.4 “Hazardous Substances” shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

Section 3.24  Stock Options.   Schedule 3.24 to this Agreement contains a description of the Auburn Stock Option Plan and list of all Auburn Stock Options outstanding, indicating for each: (a) the grant date and expiration date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

Section 3.25 Parachute Payments.  Except as set forth in Schedule 3.25, the consummation of the Merger will not entitle any director, officer, shareholder, independent contractor or employee of Auburn to any payment that would constitute a parachute payment under IRC 280G or would result in an excise tax to a recipient of such payment under Section 4999 of the IRC.

Section 3.26  Affiliate Transactions.  Other than in the ordinary course of Auburn’s business, (i) there are no Contracts or liabilities between Auburn and any current or former officer, director or 10% or more shareholder, (ii) Auburn does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director or shareholder, (iii) neither Auburn nor any such current or former officer, director or shareholder provides for fees or causes to be provided for fees any assets, services or facilities to Auburn, and (iv) Auburn does not beneficially own, directly or directly any debentures, notes, other evidence of indebtedness, stock, securities (including rights to purchase and securities convertible into or exchangeable for other securities), or interests in other assets of any such current or former officer, director or shareholder.

Section 3.27  Risk Management Instruments.  Neither Auburn nor any Subsidiary of Auburn is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generally as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives,” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance.

Section 3.28  Liability Under Regulation C, Truth in Lending Law and HMDA.  Auburn has no liabilities or obligations, accrued, contingent or otherwise that are material to Auburn with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

Section 3.29  Effective Date of Representations, Warranties, Covenants and Agreements.  Each representation, warranty, covenant and agreement of Auburn set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF WESTERN

Western represents and warrants to Auburn that:

Section 4.1  Organization; Corporate Power; Etc.  Western is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  Western is a bank holding company registered under the BHCA.  Each of Western’s Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Western taken as a whole or the ability of Western to consummate the transactions contemplated by this Agreement.  Western has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Western will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.  Neither the scope of business of Western or any Subsidiary, nor the location of any of their respective properties, requires that Western or any of its respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on Western taken as a whole.

Section 4.2  Licenses and Permits.  Except as disclosed on Schedule 4.2, Western and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Western taken as a whole, or on the ability of Western to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of Western and those of its Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

Section 4.3  Authorization of Agreement; No Conflicts.

4.3.1  The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Western.  This Agreement has been duly executed and delivered by Western and constitutes a legal, valid and binding obligation of Western, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of Western, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

4.3.2 Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Western, or except for the necessity of obtaining the Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Western or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Western taken as a whole; or (ii) will be cured or waived prior to the Effective Time.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Western or the performance by Western of its obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable state securities law regulatory authorities; (c) the filing and approval of the Merger Agreement with the Secretary of the State of California; (d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by Western or the consummation of the Merger; and (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or “blue sky” laws of various jurisdictions in connection with the issuance of shares of Western Common Stock contemplated by this Agreement.

Section 4.4  Capital Structure of Western.  The authorized capital stock of Western consists of 10,000,000 shares of Western Common Stock, no par value per share and 10,000,000 shares of Western preferred stock.  On August 1, 2003, 4,600,760 shares of Western Common Stock were outstanding, 420,796 shares of Western Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the “Western Stock Plans”), and no shares of Western preferred stock were outstanding or were reserved for issuance by Western.  All outstanding shares of Western Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  The issuance of the shares of Western Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of Western, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Western Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person.  As of the date of this Agreement, and except for this Agreement and the Western Stock Plans, Western does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Western is a party or by which it is bound obligating Western to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Western or obligating Western to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 4.5  Western Filings.

4.5.1  Since January 1, 2000, Western and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the SEC; and (c) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings including the Western Financial Statements are collectively referred to as the “Western Filings.”  Except to the extent prohibited by law, copies of the Western Filings have been made available to Auburn.  As of their respective filing or mailing dates, each of the past Western Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Western Financial Statements, together with the financial statements contained in the Western Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of Western as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the period then ended.

4.5.2  Western has filed each report, schedule, and amendments to each of the foregoing since January 1, 2000 that Western was required to file with the Federal Reserve Bank (the “Western Documents”), all of which have been made available to Auburn.  As of their respective dates, the Western Documents complied in all material respects with the applicable requirements of the BHCA and the rules and regulations of the Federal Reserve Bank thereunder applicable to such Western Documents, and none of the Western Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Western included in the Western Filings comply in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by regulations of the Federal Reserve Bank), and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of Western as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

Section 4.6  Accuracy of Information Supplied.

4.6.1  No representation or warranty of Western contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Western or any of its Subsidiaries to Auburn in connection herewith and none of the information supplied or to be supplied by Western or any of its Subsidiaries to Auburn hereunder to the best of Western’s Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6.2  None of the information supplied or to be supplied by Western or relating to Western which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Western in connection the issuance of shares of Western Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Auburn through the date of the meeting of shareholders of Auburn to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Western Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Registration Statement (except for such portions thereof that relate only to Auburn and its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.6.3  Western has delivered or will deliver to Auburn copies of:  (a) the audited balance sheets of Western and its Subsidiaries as of December 31, 2002, 2001 and 2000 and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants (the “Western Financial Statements”), and Western will hereafter until the Closing Date deliver to Auburn copies of additional financial statements of Western as provided in Section 5.1.1(iii).  The Western Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Western and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, Western has delivered or made available to Auburn copies of all management or other letters delivered to Western by its independent accountants in connection with any of the Western Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Western issued at any time since January 1, 2000, and will make available for inspection by Auburn or its representatives, at such times and places as Auburn may reasonably request, reports and working papers produced or developed by such accountants or consultants.

Section 4.7  Compliance With Applicable Laws.  Except as disclosed on Schedule 4.7, to the best of Western’s Knowledge, the respective businesses of Western and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole.  No investigation or review by any Governmental Entity with respect to Western is pending or, to the Knowledge of Western, threatened, nor has any Governmental Entity indicated to Western an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole.

Section 4.8  Litigation.  Except as set forth in Schedule 4.8, to the Knowledge of Western there is no suit, action or proceeding or investigation pending or threatened against or affecting Western which, if adversely determined, would have a Material Adverse Effect on Western, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Western or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Schedule 4.8 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Western or its Subsidiaries, is a named party of which Western has Knowledge, and except as disclosed on Schedule 4.8, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Western’s prior business practices.

Section 4.9  Agreements with Banking Authorities.  Neither Western nor any Subsidiary of Western is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

Section 4.10  Performance of Obligations.  Western and its Subsidiaries have performed all material obligations required to be performed by them to date and none of Western or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole.  To Western’s Knowledge, and except as disclosed on Schedule 4.10, no party with whom Western or any of its Subsidiaries has an agreement that is of material importance to the business of Western and its Subsidiaries, taken as a whole, is in default thereunder.

Section 4.11  Absence of Material Adverse Effect.  Since January 1, 2003, the respective businesses of Western and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to Western’s Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole.

Section 4.12  Undisclosed Liabilities.  Except as disclosed on Schedule 4.12, none of Western or any of its Subsidiaries to Western’s Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Western and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the Western Financial Statements; or (b) incurred subsequent to December 31, 2002 in the ordinary course of business.  Western has no Knowledge of any basis for the assertion against Western or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, that is not fairly reflected in the Western Financial Statements or on Schedule 4.12.

Section 4.13  Effective Date of Representations, Warranties, Covenants and Agreements.  Each representation, warranty, covenant and agreement of Western set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 5.  ADDITIONAL AGREEMENTS

Section 5.1  Access to Information, Due Diligence, etc.

5.1.1  Upon reasonable notice, each party shall permit the other party and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to each other as soon as practicable, (i) a copy of each of Auburn’s Filings or Western’s Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of Auburn or any of its Subsidiaries shall be furnished to Western at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of Western, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by it during such period with any

Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Auburn or Western as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Auburn or Western may reasonably request.

5.1.2  Until the Effective Time, a representative of Western shall be entitled and shall be invited to attend meetings of the Boards of Directors of Auburn, at least five (5) days’ prior to written notice of the dates, times and places of such meetings shall be given to Western except that in the case of special meetings Western shall receive the same number of days’ prior notice as Auburn’s directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by Auburn, (ii) involve discussions between such Boards of Directors or such Loan Committees and legal counsel for Auburn  that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Western, or (iii) constitute the Executive Session of any Board of Directors meeting.

5.1.3  Western and Auburn each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party.  In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

Section 5.2  Shareholder Approval.

5.2.1  Auburn shall promptly call a meeting of its shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is filed with the SEC, but in no event later than December 31, 2003, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger.  Auburn’s Board of Directors will recommend to its shareholders approval of this Agreement, the Merger Agreement and the Merger; provided, however, that Auburn’s Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that an Auburn Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

5.2.2  If the Merger is approved by vote of the shareholders of Auburn, then, within ten (10) days thereafter Auburn shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

Section 5.3  Taking of Necessary Action.

5.3.1  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of Auburn’s or Western’s Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement.  Without limiting the foregoing, Western and Auburn will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of Western or Auburn advisable for the consummation of the transactions contemplated by this Agreement.  Without limiting the foregoing, Western shall take all actions necessary to execute and file the Merger Agreement and to effect all transactions contemplated by this Agreement and Auburn shall take all actions necessary to effect all transactions contemplated by this Agreement and the Merger Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Auburn, the proper officers or directors of Western or Auburn, as the case may be, shall take all such necessary action.

5.3.2  The obligations of Auburn contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or Auburn’s receipt of an Auburn Superior Proposal (defined below) and any Default under Section 6.2.5 by Auburn shall entitle Western to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party’s Board of Directors and officers to its shareholders.  Notwithstanding the foregoing, however, in the event of a termination of this Agreement by Western or Auburn and the actual payment of the liquidated damages to the other party as provided for in Section 8.5 of this Agreement, neither Western, Auburn or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and Western or Auburn shall have no further obligations of any kind under this Agreement.

5.3.3  Auburn shall use its best efforts to cause each director, executive officer and other Person who is an “Affiliate” of Auburn (for purposes of Rule 145 under the Securities Act) to deliver to Western, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the “Affiliate Agreements”).

Section 5.4  Registration Statement and Applications.

5.4.1  Western and Auburn will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate tate securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement.  Each of Western and Auburn shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Proxy Statement/Prospectus to the shareholders of Auburn.  Each party will furnish all financial or other information, including accountant comfort letters relating thereto, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

5.4.2  Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

Section 5.5  Expenses.

5.5.1  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of Western Common Stock by Affiliates of Auburn; provided, however, that Western will file on a timely basis at its own expense the reports required by Rule 144(c) of the Securities Act.

5.5.2  Auburn and Western shall use their best efforts to ensure that their attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.

Section 5.6  Notification of Certain Events .

5.6.1  Auburn shall provide to Western, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.2  Western shall provide to Auburn, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.3  Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

5.6.4  Auburn and Western shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof.  Western shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act.  If the amendment or supplement so required relates to information concerning Auburn, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by Auburn.

Section 5.7  Closing Schedules.  Auburn has delivered to Western on or before the date of this Agreement all of the Schedules to this Agreement which Auburn is required to deliver to Western hereunder (the “Auburn Schedules”).  Western has delivered to Auburn on or before the date of this Agreement all of the Schedules to this Agreement which Western is required to deliver to Auburn hereunder (the “Western Schedules”).  Immediately prior to the Closing Date, Auburn shall have prepared updates of the Auburn Schedules provided for in this Agreement and shall deliver to Western revised schedules containing the updated information (or a certificate signed by Auburn’s Chief Executive Officer stating that there have been no changes on the applicable schedules); and Western shall have prepared updates of the Western Schedules provided for in this Agreement and shall deliver to Auburn revised Schedules containing updated information (or a certificate signed by Western’s Chief Executive Officer stating that there has been no change on the applicable schedules).  Such updated schedules shall sometimes be referred to collectively, as the “Closing Schedules.”  The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances.  In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on Auburn, on the one hand, or on Western, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, the party delivering such Closing Schedules (the “Affected Party”) shall so notify the other party in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance.  In the event of any such termination, the terminating party shall have no liability for such termination.  The Affected Party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in Section 8.5 hereof.

Section 5.8  Additional Accruals/Appraisals.  Prior to the Closing Date, but after the Determination Date, at Western’s request, Auburn and/or AC Bank shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves immediately prior to the Determination Date as may be necessary to conform Auburn’s or AC Bank’s accounting and credit and OREO loss reserve practices and methods to those of Western, provided, however, that no accrual or reserve made by Auburn or AC Bank pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Auburn or AC Bank resulting from Auburn’s or AC Bank’s compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE 6.  CONDUCT OF BUSINESS

Section 6.1  Affirmative Conduct of Auburn .  During the period from the date of execution of this Agreement through the Effective Time, Auburn shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banks or all member banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.1.1  Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.1.2  Advise Western promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.1.3  Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

6.1.4  Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Western in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

6.1.5  Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an “Understanding”) or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Auburn;

6.1.6  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Auburn;

6.1.7  Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.1.8  Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

6.1.9  Promptly advise Western in writing of any event or any other transaction within the Knowledge of Auburn, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of Auburn Common Stock either prior to or after the record date fixed for the Auburn shareholders’ meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

6.1.10 (a)                                                 Maintain a reserve for loan and lease losses (“Loan Loss Reserve”) at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in Auburn’s or AC Bank’s portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

(b)                                 Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as “loss” or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Auburn or AC Bank, Auburn or AC Bank has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

6.1.11  Furnish to Western, as soon as practicable, and in any event within five days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose: (i) a copy of any report or agenda submitted to the Board of Directors of Auburn or AC Bank or any of their committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that Auburn need not furnish Western any materials relating to deliberations of Auburn’s Board of Directors or AC Bank’s Board of Directors with respect to its approval of this Agreement, communications of Auburn’s legal counsel with the Board of Directors or officers of Auburn regarding Auburn’s rights against or obligations to Western or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys’ work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to Auburn or AC Bank or filed with or received from any Federal Reserve Bank, the CDFI, the FDIC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders’ equity for Auburn and AC Bank and quarterly unaudited balance sheets, statements of income and changes in shareholders’ equity for Auburn and AC Bank, in each case prepared on a basis consistent with past practice; and (iv) such other reports as Western may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to Auburn.  Each of the financial statements of Auburn or AC Bank delivered pursuant to this Section 6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of Auburn or AC Bank to the effect that such financial statements fairly present the financial information presented therein of Auburn or AC Bank, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice.  Any Board or committee materials to be concurrently distributed to Western pursuant to this Section 6.1.11 shall be delivered via facsimile to Gary D. Gall at the number listed in Section 9.2 hereof;

6.1.12  Auburn agrees that through the Effective Time, as of their respect dates, (i) each Auburn Filing will be true and complete in all material respects; and (ii) each Auburn Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such Auburn Filings that is intended to present the financial position of Auburn during the periods involved to which it relates will fairly present in all material respects the financial position of Auburn and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

6.1.13  Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

6.1.14  Promptly notify Western of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against Auburn or any of its assets;

6.1.15  Inform Western of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority or by any unit of AC Bank as “Specially Mentioned,” “Renegotiated,” “Substandard,” “Doubtful,” “Loss” or any comparable classification (“Classified Assets”).  Auburn will furnish to Western, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

6.1.16  Furnish to Western, upon Western’s request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by Auburn to any director or officer (at or above the Vice President level) of Auburn or any of its Subsidiaries, or to any Person holding 5% or more of the capital stock of Auburn, including, with respect to each such loan or lease, the identity and, to the best Knowledge of Auburn, the relation of the borrower to Auburn or AC Bank, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000);

6.1.17  Make available to Western copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $250,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit and $25,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by Auburn after the date of this Agreement, within ten Business Days of preparation of such packages; and

6.1.18  The Board of Directors of Auburn shall promptly adopt resolutions required to cause the 401(k) Plan to be rolled into the 401(k) Plan for Western Sierra at the Effective Time. Except for the Auburn Stock Option Plan the Board of Directors of Auburn shall promptly adopt resolutions to terminate any other plan or agreement providing shares of Auburn Common Stock or equity-based rights to any Person.

Section 6.2  Negative Covenants of Auburn.  During the period from the date of execution of this Agreement through the Effective Time, Auburn agrees that without Western’s prior written consent, it shall not and its Subsidiaries shall not:

6.2.1 (a)  Declare or pay any dividend on or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock.  Notwithstanding the foregoing, the parties agree that prior to the completion of the Merger, Auburn shall pay a cash dividend to its shareholders in an aggregate amount equal to the lesser of $350,000 or 35% of Auburn’s pretax income from January 1, 2003 through the Determination Date after expensing the payout for the 4,000 options to be canceled and other normal expenses and accruals identified with the Merger;

6.2.2  Take any action that would or might result in any of the representations and warranties of Auburn set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.2.3  Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of Auburn or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of Auburn Common Stock pursuant to the exercise of Auburn Stock Options;

6.2.4  Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

6.2.5  Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than Western, and its representatives) concerning any such solicited Acquisition Proposal.  Auburn shall notify Western immediately if any inquiry regarding an Acquisition Proposal is received by Auburn, including the terms thereof.  For purposes of this Section 6.2.5, “Acquisition Proposal” shall mean any (a) proposal pursuant to which any Person other than Western would acquire or participate in a merger or other business combination or reorganization involving Auburn or any of its Subsidiaries; (b) proposal by which any Person or group, other than Western, would acquire the right to vote ten percent (10%) or more of the capital stock of Auburn entitled to vote for the election of directors; (c) acquisition of the assets of Auburn other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of Auburn, other than as contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Auburn or Auburn’s Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Auburn, if and only to the extent that (A) the Board of Directors of Auburn has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to Auburn’s shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as an “Auburn Superior Proposal”) and Auburn’s Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for Auburn to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, Auburn’s Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between Auburn and Western, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

6.2.6  Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to Auburn, other than in the ordinary course of business consistent with prior practice;

6.2.7  Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Auburn, except in the ordinary course of business consistent with prior practice;

6.2.8  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Auburn or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

6.2.9  Enter into any Understanding, except:  (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

6.2.10  Make or enter into a commitment to make any loan or other extension of credit to any director, officer or employee of Auburn or any of its Subsidiaries, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

6.2.11  Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

6.2.12  Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

6.2.13  Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2002 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

6.2.14  Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $10,000 individually or $30,000 in the aggregate;

6.2.15  Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

6.2.16  Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

6.2.17  Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by Western, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to Western for its approval, which it shall not unreasonably withhold or delay;

6.2.18  Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

6.2.19  Change its fiscal year or methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred to by Auburn’s independent public accountants;

6.2.20  Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

6.2.21  Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to Western prior to taking such property into OREO;

6.2.22  Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Auburn or its Subsidiaries.  Western shall be deemed to have consented in writing to any election Auburn or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of Western in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and

(ii) Western shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election; or

6.2.23  Materially change its pricing practices on loans or deposit products.

Section 6.3  Affirmative Conduct of Western.  During the period from the date of execution of this Agreement through the Effective Time, Western shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banks or all member banks insured by the FDIC and directives from regulators (except to the extent Auburn shall otherwise consent in writing), and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.3.1  Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.3.2  Advise Auburn promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.3.3  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Auburn;

6.3.4  Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.3.5  File all necessary applications with the Federal Reserve and the CDFI for the transaction as soon as possible, but no later than October 31, 2003 and furnish to Auburn, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the Federal Reserve and CDFI for approval of the Merger; and

6.3.6  Western agrees that through the Effective Time, as of their respect dates, (i) each Western Filing will be true and complete in all material respects; and (ii) each Western Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such Western Filings that is intended to present the financial position of Western, on a consolidated basis, during the periods involved to which it relates will fairly present in all material respects the financial position of Western, on a consolidated basis, and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and regulations, except as stated therein.

Section 6.4  Negative Covenants of Western.  During the period from the date of execution of this Agreement through the Effective Time, Western agrees that without Auburn’s prior written consent, it shall not and its Subsidiaries shall not:

6.4.1 (a)  Declare or pay any dividend on, other than regular cash dividends consistent with past practices or stock dividends in which the Initial Stock Component will be adjusted pursuant to Section 2.6.1(d), or make any other distribution in respect of any of its capital stock; or (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

6.4.2  Take any action that would or might result in any of the representations and warranties of Western set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority; or

6.4.3  Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

ARTICLE 7.  CONDITIONS PRECEDENT TO CLOSING

Section 7.1  Conditions to the Parties’ Obligations.  The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

7.1.1  This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of Auburn Common Stock entitled to vote;

7.1.2  All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

7.1.3  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by Western of any material asset or of a material portion of the business of Western; or (iii) imposes any condition upon Western or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of Western would be materially burdensome;

7.1.4  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect.  No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

7.1.5  Western and Auburn shall have received an opinion from Perry-Smith LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to Western and Auburn, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that Western and Auburn will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

7.1.6  Western and Auburn shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Exhibits 7.1.6A and 7.1.6B, respectively, dated as of the Closing Date; and

7.1.7  No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

Section 7.2  Conditions to Western’s Obligations. The obligations of Western to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Western) of the following conditions:

7.2.1  Except as otherwise provided in this Section 7.2, (a) the representations and warranties of Auburn contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or AC Bank, or upon the consummation of the transactions contemplated hereby; (b) Auburn shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Auburn or AC Bank, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Western to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Auburn shall have delivered to Western certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

7.2.2  There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which Auburn is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on Auburn, the Surviving Corporation or Western at or following the Effective Time, or on the transactions contemplated by this Agreement;

7.2.3  Auburn shall have delivered its Closing Schedules to Western on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Auburn Schedules (or in the Auburn Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on Auburn, the Surviving Corporation or Western at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.2.4  Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Auburn, or its Subsidiaries, and Western shall have received a certificate signed on behalf of Auburn by the President and Chief Executive Officer of Auburn to such effect;

7.2.5  Counsel for Western shall have approved, in the exercise of counsel’s reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Western hereunder or that are reasonably requested by such counsel;

7.2.6  The sale of the Western Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or “blue sky” regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

7.2.7  Auburn shall have delivered to Western not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

7.2.8  None of Auburn or any of its Subsidiaries shall be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect;

7.2.9  All of Auburn’s director-shareholders shall have delivered to Western on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.9; and

7.2.10 Auburn’s shareholders’ equity as of the Determination Date shall be no less than the December 31, 2002 shareholders’ equity of Auburn.

Section 7.3  Conditions to Auburn’s Obligations.  The obligations of Auburn to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Auburn) of the following conditions:

7.3.1  Except as otherwise provided in this Section 7.3, (a) the representations and warranties of Western contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on Western, taken as a whole, or upon consummation of the transactions contemplated hereby; (b) Western shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Western, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Auburn to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Western shall have delivered to Auburn certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

7.3.2  Counsel for Auburn shall have approved, in the exercise of counsel’s reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Auburn hereunder or that are reasonably requested by such counsel;

7.3.3  Western has taken such action as appropriate to convert the Auburn stock options for 5,000 shares into Western stock options adjusted for the Conversion Rate of Stock Options;

7.3.4  Prior to the Closing Date, Western shall have taken all corporate action required to effectuate the appointment of Jan T. Haldeman, or another director of Auburn if Mr. Haldeman is unable to serve, to its Board of Directors effective immediately after the Effective Time;

7.3.5  Western shall have delivered its Closing Schedules to Auburn on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Western Schedules (or in the Western Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.3.6  The fairness opinion (the “Auburn Fairness Opinion”) to be commissioned by Auburn’s Board of Directors shall provide that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Auburn, and shall not have been revoked, at any time prior to the meeting of Auburn’s shareholders at which the Merger is to be voted on;

7.3.7  The sale of the Western Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or “blue sky” regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked; and

7.3.8  Western shall have obtained a three-year director and officer liability insurance tail coverage policy for the benefit of the current directors and executive officers of Auburn.

ARTICLE 8.  TERMINATION, AMENDMENTS AND WAIVERS

Section 8.1  Termination .  This Agreement may be terminated at any time prior to the Effective Time:

8.1.1  By mutual consent of the Boards of Directors of Western and Auburn;

8.1.2  By Western or Auburn upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

8.1.3  By Western if an Acquisition Event involving Auburn shall have occurred;

8.1.4  By Auburn if there shall have been a material breach of any of the representations or warranties of Western set forth in this Agreement, which breach, in the reasonable opinion of Auburn, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of Auburn, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

8.1.5  By Western if there shall have been a material breach of any of the representations or warranties of Auburn set forth in this Agreement, which breach, in the reasonable opinion of Western, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of Western, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Auburn and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

8.1.6  By Auburn after the occurrence of a Default by Western and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of Auburn, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

8.1.7  By Western after the occurrence of a Default by Auburn and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of Western, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

8.1.8  By Western if the Closing Schedules delivered by Auburn disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the Auburn Financial Statements delivered to Western on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on Auburn and its Subsidiaries, taken as a whole, or after the Effective Time, on Western, or on the consummation of the transactions contemplated hereby (an “Auburn Material Adverse Event”);

8.1.9  By Auburn if the Closing Schedules delivered by Western disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the Western Financial Statements delivered to Auburn on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby (a “Western Material Adverse Event”);

8.1.10  By Auburn upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to March 31, 2004 (or April 30, 2004 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that Auburn may not terminate this Agreement under this Section 8.1.10 if the relevant condition shall have failed to occur as a result of any act, delay or omission by Auburn; or

8.1.11  By Western upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to March 31, 2004 (or April 30, 2004 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that Western may not terminate this Agreement under this Section 8.1.11 if the relevant conditions shall have failed to occur as a result of any act, delay or omission by Western.

Section 8.2  Effect of Termination; Survival.  Except as provided in Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party’s material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

Section 8.3  Amendment.  This Agreement may be amended by written consent of the parties hereto, at any time before or after approval hereof by the shareholders of Auburn; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

Section 8.4  Waiver.  Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

Section 8.5  Liquidated Damages; Cancellation Fee.

8.5.1  In the event of the occurrence of an Acquisition Event involving Auburn, then Auburn shall pay to Western the sum of Eight Hundred Thousand Dollars ($800,000) in cash.

8.5.2  In the event of termination of this Agreement by Auburn pursuant to Section 8.1.10 as a result of the revocation of the Auburn Fairness Opinion; or a termination of this Agreement by Western pursuant to (i) Section 8.1.2, only as a result of Section 7.1.1 (no approval by Auburn shareholders), or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of Auburn) or Section 8.1.7 (Default) or Section 8.1.8 (disclosure in the Closing Schedules of an Auburn Material Adverse Event), where such breach of representation or warranty, Default or Auburn Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of Auburn or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or Auburn Material Adverse Event that occurs after the date of this Agreement and was outside of the control of Auburn, its directors and executive officers, shall not come within this Section 8.5.2), then, Auburn shall pay to Western the sum of Five Hundred Thousand Dollars ($500,000), in cash; provided, however, that if an Acquisition Event occurs involving Auburn within one year following any termination by Western to which this Section 8.5.2 applies, Auburn shall pay to Western an additional Three Hundred Thousand Dollars ($300,000) in cash.

8.5.3  In the event of the termination of this Agreement by Western pursuant to Section 8.1.11 as a result of a termination of this Agreement by Auburn pursuant to 8.1.4 (breach of representations and warranties of Western) or Section 8.1.6 (Default), or Section 8.1.9 (disclosure in Closing Schedules of a Western Material Adverse Event), where such breach of representation or warranty, or such Default or Western Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of Western or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or Western Material Adverse Event that occurs after the date of this Agreement and was outside of the control of Western, its Subsidiaries and their directors and executive officers, shall not come within this Section 8.5.3), then, Western shall pay to Auburn the sum of Five Hundred Thousand Dollars ($500,000), in cash.

8.5.4  The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture.  Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1, 8.5.2 or 8.5.3, as applicable.  Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.3, 5.5, 8.5.2 (in case of an Acquisition Event) and 9.5.

8.5.5  In the event of the termination of this Agreement by Western or Auburn and for any reason other than as specified in Sections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.3, 5.5 and 9.5.

ARTICLE 9.  GENERAL PROVISIONS

Section 9.1  Nonsurvival of Representations and Warranties .  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

Section 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to Auburn at:

Auburn Community Bancorp

11795 Atwood Road

Auburn, California 95603

Fax No. (530) 889-2750

Attention: John G. Briner, President/CEO

with a copy to:

Gary Steven Findley & Associates

1470 North Hundley Street

Anaheim, California 92806

Fax No. (714) 630-7910

Attention: Gary Steven Findley, Esq.

If to Western at:

Western Sierra Bancorp

4080 Plaza Goldorado Circle

Cameron Park, California 95682

Fax No. (530) 698-2279

Attention: Gary D. Gall, President/CEO

with a copy to:

Bartel Eng & Schroder

300 Capitol Mall, Suite 1100

Sacramento, California 95814

Fax No. (916) 442-3442

Attention: Daniel B. Eng, Esq.

Section 9.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.4  Entire Agreement/No Third Party Rights/Assignment.  This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

Section 9.5  Nondisclosure of Agreement.  Western and Auburn agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

Section 9.6  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

Section 9.7  Headings/Table of Contents.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.8  Enforcement of Agreement.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Bank Merger Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

Section 9.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.10  Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, Western and Auburn have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WESTERN SIERRA BANCORP		AUBURN COMMUNITY BANCORP

By:	/s/ Gary D. Gall	By:	/s/ John G. Briner
Name:	Gary D. Gall, President and CEO	Name:	John G. Briner, President and CEO